EXHIBIT 99.1
American Commercial Lines Secures Credit Facility Extension and Announces Fourth Quarter 2008 Earnings Release Date
JEFFERSONVILLE, Ind., February 23, 2009 — American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL” or the “Company”) today announced it has closed on an amendment to extend its credit facility through March 31, 2011. The existing credit facility was set to expire on March 31, 2009. A copy of the amendment in its entirety is filed with ACL’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23rd, 2009.
Michael P. Ryan, President and Chief Executive Officer, stated, “We are pleased to have secured this extension to our credit facility. The amended agreement provides ACL with the flexibility to operate strategically through today’s challenging economic conditions. We remain focused on reducing operating costs, improving productivity, and growing our business. With this amendment, we have the financial structure in place to allow us to concentrate on achieving our business objectives.”
The amendment reduced the size of the facility, changed certain financial covenants, and increased the interest rates of the existing facility.
ACL also announced that it will release fourth quarter and full year 2008 earnings after the market closes on March 4, 2009 and that management will conduct a conference call to discuss the Company’s fourth quarter and full year financial results on March 5, 2009, at 10:00 a.m. Eastern time. ACL’s live webcast, featuring a slide presentation, may be accessed at www.aclines.com. The telephone numbers to access the conference call are: Domestic (866) 804-6921; International (857) 350-1667; and the Participant Passcode is 30198970. For those unable to participate in the live call or webcast, the ACL Conference Call will be archived at http://www.aclines.com within three hours of the conclusion of the live call and will remain available through May 5, 2009.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1 billion in revenues and approximately 3,300 employees as of December 31, 2007. For more information about American Commercial Lines Inc. visit www.aclines.com.
Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s filings with the SEC, including our most recent 10-Q. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.